Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of XOMA Corporation for the registration of up to $150,000,000 of its common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our reports dated March 12, 2013, with respect to the consolidated financial statements of XOMA Corporation, and the effectiveness of internal control over financial reporting of XOMA Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Francisco, California
September 10, 2013